PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com

MYOGEN REPORTS RESULTS FOR PHASE 3 ENOXIMONE TRIALS
IN CHRONIC HEART FAILURE

Denver, Colorado, June 26, 2005 — Myogen, Inc. (Nasdaq: MYOG) today announced top line results of ESSENTIAL I & II, the Company’s two Phase 3 trials of enoximone capsules in patients with advanced chronic heart failure (CHF). The trial results failed to demonstrate a statistically significant benefit for any of the three co-primary endpoints. The trials met the pre-specified safety endpoint by demonstrating no significant difference in mortality between the enoximone and placebo groups. Based on these results, the Company will terminate development of enoximone capsules and dedicate all resources to the development of its two other late-stage clinical programs, ambrisentan for the treatment of patients with pulmonary arterial hypertension and darusentan for the treatment of patients with resistant hypertension, and its mechanism-based drug discovery program.

“I want to thank everyone involved in the conduct and execution of these trials,” said J. William Freytag, President and Chief Executive Officer of Myogen. “We had high hopes for oral enoximone as a new therapy for the millions of patients who suffer from the debilitating symptoms of advanced chronic heart failure. Our experience with these patients and clinical investigators only heightens our determination to develop innovative disease modifying therapies through our drug discovery program. In addition, we believe the experience, knowledge and organizational resources gained through the enoximone program will be invaluable assets as we continue the clinical development of darusentan and ambrisentan. We look forward to reporting results from these programs later this year.”

ESSENTIAL I and II Results
•	First co-primary endpoint: time to first cardiovascular hospitalization or all-cause mortality measured across both trials; the relative hazard ratio, enoximone versus placebo, was 0.98 (p = 0.71).
•	Second co-primary endpoint: change in submaximal exercise capacity at 6 months measured by six-minute walk distance; the difference in median change from baseline for enoximone compared to placebo was +10.0 meters (p = 0.025) in ESSENTIAL I and +1.5 meters (p = 0.82) in ESSENTIAL II. The pre-specified statistical significance for each trial required p<0.02.
•	Third co-primary endpoint: change in patient self assessment of well being at 6 months measured by a patient global assessment instrument; the proportion of patients who reported “marked improvement” for enoximone and placebo, respectively, were 43% and 46% in ESSENTIAL I (p = 0.79) and 29% and 31% in ESSENTIAL II (p = 0.11).
•	Safety: all-cause mortality for the combined trials met the pre-specified endpoint of non-inferiority (201 deaths out of 926 patients in the enoximone group and 210 deaths out of 928 patients in the placebo group; hazard ratio = 0.97; 95% confidence intervals = 0.80 and 1.17; p = 0.73).

“These top line data indicate that low-dose oral enoximone is safe in advanced chronic heart failure, but did not produce sufficient efficacy in the patient population studied in the ESSENTIAL trials”, said Dr. Michael Bristow, Myogen’s Chief Science and Medical Officer. “These trials were state of the art in their design and execution, and it appears that the results reflect a lack of measurable benefit of enoximone in this setting.”

Guidance Update
Ambrisentan is being evaluated as an oral therapy for patients with pulmonary arterial hypertension in two international Phase 3 pivotal trials, ARIES-1 and ARIES-2. To date, 174 of the targeted 186 patients have been enrolled in ARIES-2. The Company expects to complete patient enrollment in ARIES-2 in July and report top line results by the end of 2005. In addition, the Company expects to complete patient enrollment in ARIES-1 in the fourth quarter of 2005 and report top line results approximately six months thereafter.

Darusentan is being evaluated as an oral therapy for patients with resistant systolic hypertension in a Phase 2b trial conducted in the United States. Patient enrollment (115 patients) was completed in April 2005 and the treatment phase of this trial is expected to be completed on July 8, 2005. The Company expects to report top line results from this trial by the end of August 2005.

Based on termination of further development activities for oral enoximone, the Company expects 2005 operating expenses will be substantially lower than previous guidance. The Company believes current cash, cash equivalents and investments will fund its working capital requirements and capital expenditures through at least the end of the third quarter of 2006.

About the ESSENTIAL Trials
ESSENTIAL I & II were randomized, double-blind, placebo-controlled trials with identical designs, differing only in the geographic location of the study sites. ESSENTIAL I enrolled patients from North and South America and ESSENTIAL II enrolled patients from Western and Eastern Europe. A total of 1,854 patients were enrolled from 211 sites in 16 countries between February 2002 and May 2004.

The ESSENTIAL trials were designed to evaluate the safety and efficacy of low-dose enoximone capsules in patients with NYHA Class III and IV CHF. Patients were randomized in a 1:1 ratio to receive either 25 mg of enoximone or placebo, administered three times a day (t.i.d.). In the absence of contraindications after two weeks of treatment, all patients weighing greater than 50 kg received 50 mg of enoximone or placebo t.i.d. for the duration of the trials.

Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will discuss the ESSENTIAL results via webcast and conference call on Monday, June 27, 2005 at 8:30 am Eastern. To access the live webcast, please log on to the Company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-218-8862 (domestic) or 303-262-2131 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, July 15, 2005. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11033761#.

About Myogen
Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension and darusentan for the treatment of patients with resistant hypertension. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including statements relating to completion and release of results of the Company’s clinical trial programs and projections relating to the Company’s operating expenses and the sufficiency of the Company’s current capital to fund future operations. Actual results could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.

Among other things, the projected completion of any of the Company’s clinical trial programs and the dissemination of the results of the clinical trial programs may be affected by difficulties or delays, including difficulties or delays in patient treatment, data collection or data analysis. In addition, the Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its current products, competition from other biotechnology and pharmaceutical companies, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Top line results may not be confirmed upon full analysis of the detailed results of a trial. If the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. Even if the Company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the Company may face post-approval problems that require the withdrawal of its product from the market. Operating expense and cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, outcomes of clinical trials, competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

Additional risks and uncertainties relating to the Company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004 and Myogen’s reports on Form 10-Q and Form 8-K. It is Myogen’s policy to only update or reconfirm its public guidance by issuing a press release or filing a periodic or current report with the Securities and Exchange Commission. The Company generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. All information in this press release is as of June 26, 2005. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

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